EXHIBIT 1.1

UNDERWRITING AGREEMENT

July 15, 2009

Apollo Gold Corporation
5655 S. Yosemite Street, Suite 200
Greenwood Village, Colorado
U.S.A.

Attention:	Mr. R. David Russell
President, CEO and Director

Re: Issue and Sale of Flow-Through Shares and Common Shares

Haywood Securities Inc. (the “Lead Underwriter”) and Blackmont Capital Inc. (together with the Lead Underwriter, the “Underwriters”) understand that:

(i)	Apollo Gold Corporation (the “Corporation”) is authorized to issue, among other things, an unlimited number of Common Shares (as hereinafter defined);

(ii)
as at July 14, 2009, 235,296,182 Common Shares were issued and outstanding as fully paid and non-assessable shares and an aggregate of 129,828,250 Common Shares were reserved for issue pursuant to outstanding options, warrants, share incentive plans, convertible and exchangeable securities and other rights to acquire Common Shares; and

(iii)
the Corporation is prepared to issue and sell up to 13,888,889 “flow-through” Common Shares of the Corporation (“Flow-Through Shares”) and 5,555,556 Common Shares of the Corporation (“Offered Common Shares” and together with the Flow-Through Shares, the “Offered Securities”) at a price of C$0.54 per Flow-Through Share (the “Flow-Through Share Price”) and C$0.45 per Common Share (the “Common Share Price”) for maximum aggregate gross proceeds to the Corporation of up to C$10,000,000 on the terms and subject to the conditions contained hereinafter (the “Offering”).

Based upon the understanding of the Underwriters set out above and upon the terms and subject to the conditions contained hereinafter, upon the acceptance hereof by the Corporation, the Underwriters, in their respective percentages set out herein, hereby agree to severally purchase, or to find substituted purchasers to purchase, on a private placement basis, up to 13,888,889 Flow-Through Shares and up to 5,555,556 Offered Common Shares at the Flow-Through Share Price and the Common Share Price (the “Purchase Price”) for aggregate gross proceeds to the Corporation of up to C$10,000,000.  It is understood and agreed that the Underwriters may arrange for substituted purchasers to purchase such Offered Securities, it being acknowledged that sales of Offered Securities will take place only in the Offering Jurisdictions (as hereinafter defined) or in such other jurisdictions as the Corporation and the Underwriters may agree upon.  In addition, the Offering may be amended by written mutual consent of the Corporation and the Lead Underwriter, on behalf of the Underwriters, each acting reasonably, such that the aggregate gross proceeds from the sale of the Offered Securities offered at the Common Share Price and/or Flow-Through Share Price, as the case may be, on the terms and conditions contained in this Agreement, are increased to up to C$13,000,000 (the “Increased Offering”).  In the event of an Increased Offering, all references to “Offering” in this Agreement shall be deemed to refer to the Increased Offering.

The Offered Securities will be issued and sold pursuant to exemptions under Applicable Securities Laws (as defined herein) in the Offering Jurisdictions in accordance with the provisions hereof.

In connection with the offering and sale of the Offered Securities, the Lead Underwriter shall be entitled to retain as sub-agents other registered securities dealers, provided the Lead Underwriter will at all times be the sole book-runner and lead manage the Offering, and may receive (for delivery to the Corporation at the Closing Time), on its own behalf and on behalf of the Underwriters, subscriptions for Offered Securities from other registered securities dealers. The fee payable to such sub-agents shall be for the account of the Underwriters and shall not exceed the fee payable to the Underwriters hereunder. The Lead Underwriter shall, however, be under no obligation to engage any sub-agent and shall have the exclusive right to control all syndicate arrangements.

In consideration for their services hereunder, the Underwriters shall be entitled to the fee and the Compensation Options (as defined herein) provided for in Section 10. That fee shall be payable and the Compensation Options shall be issuable at the Closing Time upon the closing of the sale of the Offered Securities. For certainty, the services provided by the Underwriters pursuant to this Agreement will not be subject to the Goods and Services Tax provided for in the Excise Tax Act (Canada) and taxable supplies will be incidental to the exempt financial services provided.

The following are the further terms and conditions of this Agreement:

Section 1	Definitions

As used in this Agreement, including the paragraphs prior to this definitional section and any amendments hereto, unless the context otherwise requires:

(a)	“Accredited Investor” has the meaning set forth in Regulation D;

(b)
“Agreement” means this agreement and not any particular Article or Section or other portion except as may be specified, and words such as “hereto”, “herein” and “hereby” refer to this Agreement as the context requires;

(c)
“Applicable Securities Laws” includes, without limitation, all applicable securities laws, rules, regulations, instruments, notices, blanket orders, decision documents, statements, circulars, procedures and policies in the Offering Jurisdictions including, without limitation, the policies and by-laws of the Exchanges;

(d)	“Black Fox Mill Complex” means the stock mill complex purchased from St. Andrew Goldfields Ltd. on July 28, 2008 and located approximately 12 kilometres west of Matheson, Ontario;

(e)	“Black Fox Property” means the gold mine and mill located 75 kilometres east of Timmins, Ontario within the Destor – Porcupine gold district and includes the Grey Fox Property;

(f)	“business day” means a day which is not Saturday, Sunday or a legal holiday in Toronto, Ontario;

(g)	“Canadian Exploration Expense(s)” or “CEE” means Canadian exploration expense as defined in subsection 66.1(6) of the Tax Act;

(h)	“Closing” means the purchase and sale of the Offered Common Shares and the Flow-Through Shares, as the case may be;

(i)	“Closing Date” means July 15, 2009 or such other date or dates as the Underwriters and the Corporation may agree in writing;

(j)	“Closing Time” means 9:00 a.m. (Toronto time), or such other time on the Closing Date as the Underwriters and the Corporation may agree;

(k)	“Commitment Amount” means C$0.54 multiplied by the number of Flow- Through Shares subscribed and paid for pursuant to the Offering, being an aggregate of up to C$10,500,000;

(l)	“Common Shares” means the common shares in the capital of the Corporation and, where appropriate in the context, includes the Flow-Through Shares;

(m)	“Compensation Options” shall have the meaning set forth in section 10 hereof;

(n)	“Compensation Shares” means the Common Shares underlying the Compensation Options;

(o)	“Corporation” means Apollo Gold Corporation, a corporation duly incorporated pursuant to the provisions of the YBCA;

(p)	“Corporation’s counsel” means Fogler, Rubinoff LLP, or such other legal counsel as the Corporation, with the consent of the Lead Underwriter on behalf of the Underwriters, may appoint;

(q)	“CRA” means Canada Revenue Agency;

(r)	“Debt Instrument” means any loan, bond, debenture, promissory note or other instrument evidencing material indebtedness for borrowed money, other than inter-company debt instruments;

(s)
“Directed Selling Efforts” means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater certainty, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Offered Securities and includes, without limitation, the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of Offered Securities;

(t)
“Environmental Laws” means the federal, provincial, state, municipal or local laws, regulations, orders, permits, government decrees or ordinances with respect to environmental, health or safety matters;

(u)	“Exchanges” means the Toronto Stock Exchange and the NYSE Amex LLC, or any successors thereto;

(v)	“Expenditure Period” means the period commencing on the Closing Date and ending on the earlier of:

(i)	the date on which the Commitment Amount has been fully expended in accordance with the terms of the Subscription Agreements; and

(ii)	December 31, 2010;

(w)
“Financial Statements” means the audited consolidated financial statements of the Corporation as at and for the years ended December 31, 2008 and 2007, together with the report of the Corporation’s auditors thereon and the notes thereto;

(x)	“Flow-Through Shares” shall have the meaning set forth on the first page of this Agreement and as defined in subsection 66(15) of the Tax Act;

(y)
“Hazardous Material” means any contaminant, pollutant, subject waste, hazardous waste, deleterious substance, industrial waste, toxic matter or any other substance that when released into the natural environment is likely to cause, at some immediate or future time, material harm or degradation to the natural environment or material risk to human health and, without restricting the generality of the foregoing, includes any contaminant, pollutant, subject waste, deleterious substance, industrial waste, toxic matter or hazardous waste as defined by Environmental Laws;

(z)	“Grey Fox Property” means the exploration stage property that is located 3.5 km southeast of the Black Fox Property;

(aa)	“Indemnified Persons” means the Underwriters and the directors, officers, shareholders and employees of the Underwriters and affiliates of the Underwriters;

(bb)
“Leased Premises” means the premises which are material to the Corporation or any of the Subsidiaries, and which the Corporation or any of the Subsidiaries occupies as tenant and which, for the avoidance of doubt, shall not include any mineral tenures;

(cc)
“Material Adverse Effect” means a material adverse change in the condition (financial or otherwise), or in the properties, affairs, operations, assets or liabilities of the Corporation and the Subsidiaries taken as a whole, whether or not arising in the ordinary course of business;

(dd)
“Material Agreement” means any material note, indenture or other form of indebtedness and any material contract, agreement (written or oral), instrument, lease or other document to which the Corporation or any of the Subsidiaries is a party or by which a material portion of the assets of the Corporation and the Subsidiaries considered as one enterprise are bound;

(ee)	“Material Properties” means the Black Fox Property and the Grey Fox Property;

(ff)
“Offering Jurisdictions” means each of the Provinces of Canada, the United Kingdom and the United States and/or in jurisdictions other than Canada, the United States or the United Kingdom that are mutually agreed to by the Corporation and Haywood prior to the Closing Date as evidenced by the Corporation’s acceptance of a Subscription Agreement with respect thereto;

(gg)	“Offshore Offering” means the offer and sale of Offered Securities outside of the United States in accordance with Regulation S;

(hh)
“Outstanding Convertible Securities” means all existing rights, agreements, arrangements or options, present or future, contingent or absolute, or any right or privilege capable of becoming a right, agreement or option, for the purchase, subscription or issuance of any Common Shares or any other security convertible into or exchangeable for Common Shares, including options granted to officers, directors or employees, whether issued pursuant to an established plan or otherwise;

(ii)
“Person” means any individual (whether acting as an executor, trustee, administrator, legal representative or otherwise), corporation, firm, partnership, sole proprietorship, syndicate, joint venture, trustee, trust, unincorporated organization or association, and pronouns have a similar extended meaning;

(jj)
“Public Record” means, without limitation, the prospectuses, annual information forms, annual and quarterly reports, offering memoranda, material change reports, press releases and any other documents or reports filed by the Corporation with Securities Commissions during the 24 months preceding the date hereof and which is available on SEDAR, and all filings with the SEC;

(kk)
“Prescribed Forms” means the forms prescribed from time to time under subsection 66(12.7) of the Tax Act and under the applicable provision of the Quebec Tax Act filed or to be filed by the Corporation within the prescribed times renouncing to the Subscriber the Resource Expenses incurred pursuant to the Subscription Agreement and all parts or copies of such forms required by CRA and under the applicable provision of the Quebec Tax Act to be delivered to the Subscriber;

(ll)
“Prescribed Relationship” means a relationship between the Corporation and the Subscriber (including any beneficial purchaser for whom the Subscriber acts) as described in subsection 66(12.671) of the Tax Act, or where the Subscriber and the Corporation are related or otherwise do not deal at arm’s length for purposes of the Tax Act;

(mm)
“Project Loan Facility” means the $70 million debt facility entered into by the Corporation on February 20, 2009 with RMB Australia Holdings Limited and Macquarie Bank Limited and arranged by RMB Resources Inc.;

(nn)	“Proposed Amendment” means the draft amendments to amend the Tax Act and regulations thereto released by the Minister of Finance (Canada) on December 20, 2002 and November 9, 2006;

(oo)
“Quebec Tax Act” means the Taxation Act (Québec) and all rules and regulations made pursuant thereto, all as may be amended, re-enacted or replaced from time to time and any proposed amendments thereto announced publicly from time to time;

(pp)	“Registration Rights Agreement” means the registration rights agreement attached as Schedule C to the Subscription Agreements;

(qq)
“Registration Statement” means the registration statement that the Corporation agrees to file with the SEC pursuant to the Registration Rights Agreement to register the Offered Securities and the Compensation Shares for resale pursuant to the terms of the Registration Rights Agreement;

(rr)	“Regulation D” means Regulation D adopted by the SEC under the U.S. Securities Act;

(ss)	“Regulation S” means Regulation S adopted by the SEC under the U.S. Securities Act;

(tt)
“Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Corporation or any Subsidiary;

(uu)
“Resource Expense” means an expense which is CEE which is incurred on or after the Closing Date and on or before the Termination Date, which may be renounced by the Corporation as CEE pursuant to subsection 66(12.6) of the Tax Act in accordance with subsection 66(12.66) of the Tax Act with an effective date not later than December 31, 2009 and in respect of which, but for the renunciation, the Corporation would be entitled to a deduction in computing income for the purposes of the Tax Act;

(vv)	“SEC” means the United States Securities and Exchange Commission;

(ww)
“Securities Commissions” means, collectively, the securities commissions or similar regulatory authorities in each of the provinces of Canada and in the United States of America and “Securities Commission” means any of them;

(xx)
“SEDAR” means the computer system for the transmission, receipt, acceptance, review and dissemination of documents filed in electronic format known as the System for Electronic Document Analysis and Retrieval, which is available online at www.sedar.com;

(yy)
“Selling Dealer Group” means the investment dealers and brokers, other than the Underwriters, who participate in the offer and sale of the Offered Securities pursuant to this Agreement and who are registered in any one of the Offering Jurisdictions;

(zz)	“Subscriber” means a person resident in the Offering Jurisdictions who subscribes for Flow-Through Shares and/or Offered Common Shares;

(aaa)
“Subscription Agreements” means the subscription agreements to be entered into at closing between the Corporation and each of the Subscribers setting out the contractual relationship between the Corporation and the Subscribers, in form and substance satisfactory to the Corporation and the Underwriters;

(bbb)	“Subsequent Agreements” shall have the meaning set forth in subsection 4(c) hereof;

(ccc)
“Subsidiary” means a subsidiary of the Corporation within the meaning of the YBCA and includes, without limitation, each of Minas de Argonautas, S. de R.L. de C.V., Minera Sol de Oro S.A. de C.V., Apollo Gold, Inc., Mine Development Finance, Inc. and Montana Tunnels Mining, Inc.;

(ddd)
“Swaps” means any transaction which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, forward sale, exchange traded futures contract or any other similar transaction (including any option with respect to any of these transactions or any combination of these transactions);

(eee)	“Tax Act” means the Income Tax Act (Canada), together with any and all regulations promulgated thereunder, as amended from time to time;

(fff)	“Termination Date” means December 31, 2010;

(ggg)	“Underwriters’ counsel” means Fraser Milner Casgrain LLP, or such other legal counsel as the Underwriters, with the consent of the Corporation, may retain;

(hhh)	“United States” means the United States of America, its territories and possessions, and any state of the United States of America and the District of Columbia;

(iii)	“U.S. Offering” means the offer and sale of Offered Common Shares in the United States in accordance with Regulation D;

(jjj)	“U.S. Person” shall have the meaning ascribed to such term in Rule 902(k) of Regulation S under the U.S. Securities Act;

(kkk)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

(lll)	“YBCA” means the Business Corporations Act (Yukon), R.S.Y. 2002, c. 20, as amended, including the regulations promulgated thereunder.

“misrepresentation”, “material change” and “material fact” shall have the meanings ascribed thereto under the Applicable Securities Laws of the Offering Jurisdictions and the United States;

“distribution” means “distribution” or “distribution to the public”, as the case may be, as defined under the Applicable Securities Laws of the Offering Jurisdictions; and “distribute” has a corresponding meaning. In this Agreement, words importing the singular include the plural and vice versa, and words importing gender include all genders.

Any reference to a word or term defined in the Tax Act shall include, for purposes of Québec income taxation, a reference to the equivalent word or term, where applicable, defined in the Quebec Tax Act.  Any reference to the Tax Act or a provision thereof shall include, for purposes of Québec income taxation, a reference to the Quebec Tax Act or the equivalent provision thereof, where applicable.  Any reference to a filing or similar requirement imposed under the Tax Act shall include, for purposes of Québec income taxation, a reference to the equivalent filing or similar requirement, where applicable, under the Quebec Tax Act, provided that, if no filing or similar requirement is provided under the Quebec Tax Act, a copy of any material filed under the Tax Act shall be filed with the Ministère du Revenu du Québec.

Section 2	The Offered Securities

Offered Securities:  The Offered Securities are the up to 13,888,889 Flow-Through Shares and the up to 5,555,556 Offered Common Shares.  The Underwriters will purchase or arrange for other Purchasers to purchase the Offered Securities at the Purchase Price having an aggregate value of up to C$10,000,000.  The Offering may be amended by written mutual consent of the Corporation and Haywood, each acting reasonably, such that the aggregate gross proceeds from the sale of the Offered Securities offered at the Common Share Price and/or Flow-Through Share Price, as the case may be, on the terms and conditions contained in this Agreement, are increased to up to C$13,000,000.  In the event of an Increased Offering, all references to “Offering” in this Agreement shall be deemed to refer to the Increased Offering.

Section 3	Corporation’s Covenants as to Issuance

The Corporation agrees:

(a)	that the Offered Securities will be duly and validly authorized and issued;

(b)
to comply with all covenants of the Corporation set forth in this Agreement and the Subscription Agreements and the Compensation Options, and to duly, punctually and faithfully perform all the obligations to be performed by it under this Agreement and the Subscription Agreements and the Compensation Options;

(c)
to deliver to the Underwriters as many copies of the documents contained in the Public Record as the Underwriters may reasonably request, and such delivery shall constitute the Corporation’s authorization of the Underwriters to use the documents in connection with the offering of the Offered Securities for sale in the Offering Jurisdictions;

(d)
as soon as reasonably possible, and in any event by the Closing Date, to take all such steps as may reasonably be necessary to enable the Offered Securities to be offered for sale and sold on a private placement basis in the Offering Jurisdictions through the Underwriters or any other member of the Selling Dealer Group by way of the exemptions under Applicable Securities Laws of the Offering Jurisdictions and the United States as contemplated hereby;

(e)
prior to the Closing Date, will make available to the Underwriters, their counsel and their other professional advisors all corporate, business and operating records, and financial information, including the most up to date forecast and technical reports.  In addition, the Corporation will provide access to its senior management, independent engineers and auditors in order to permit a complete due diligence investigation of the business and affairs of the Corporation.  All such records and information will be kept confidential and used by the Underwriters only in connection with the Offering.  The Corporation agrees to allow the Underwriters and their representatives to conduct due diligence investigations which they may reasonably require in order to fulfill their obligations as underwriters.  This Agreement shall be conditional on these investigations not revealing any material information or fact which is not generally known to the public which might, in the Underwriters’ sole opinion, adversely affect the value or market price of the Offered Securities or the investment qualities or marketability of the Offered Securities; and

(f)
to undertake to do all such things as are necessary to enable the Corporation's auditors to attend and participate in any due diligence teleconference or meeting, including, if necessary, retaining at the Corporation's expense, the Corporation's auditors to conduct a review of the unaudited interim financial statements of the Corporation, and the review of any such other materials deemed necessary by the Corporation's auditors to enable their participation in any due diligence teleconference or meeting requested by the auditors.

Section 4	Corporation’s Covenants as to Changes

The Corporation agrees that:

(a)	during the period commencing with the date hereof until completion of the sale of the Offered Securities, the Corporation will promptly inform the Underwriters of the full particulars of:

(i)
any material change (actual, anticipated or threatened) in the assets, liabilities (absolute, accrued, contingent or otherwise), business, operations, capital or condition (financial or otherwise) of the Corporation;

(ii)	any change in any material fact contained or referred to in the Public Record;

(iii)
the occurrence or discovery of a material fact or event which, in any such case, is, or may be, of such a nature as to: (A) render any part of the Public Record untrue, false or misleading in a material respect; (B) result in a misrepresentation in any part of the Public Record; or (C) result in any part of the Public Record not complying with Applicable Securities Laws; or

(iv)	the discovery by the Corporation of any misrepresentation in any part of the Public Record or in any information regarding the Corporation previously provided to the Underwriters by the Corporation;

provided that if there may be any reasonable doubt as to whether a material change, change in material fact, occurrence or event of the nature referred to in this subsection has occurred, the Corporation shall promptly inform the Underwriters of the full particulars of the occurrence giving rise to the uncertainty and shall consult with the Underwriters as to whether the occurrence is of such nature;

(b)	during the period commencing with the date hereof until the completion of the sale of the Offered Securities, the Corporation will promptly inform the Underwriters of the full particulars of:

(i)
any request of any Securities Commission or other securities commission or similar regulatory authority for any amendment to any part of the Public Record or for any additional information which may be material to the distribution of the Offered Securities;

(ii)
the issuance by any Securities Commission or other securities commission or similar regulatory authority, either Exchange or by any other competent authority of any order to cease or suspend trading of any securities of the Corporation (including the Offered Securities) or of the institution or threat of institution of any proceedings for that purpose; or

(iii)
the receipt by the Corporation of any communication from any Securities Commission or other securities commission or similar regulatory authority, either Exchange or any other competent authority relating to any part of the Public Record or the distribution of the Offered Securities;

and except as otherwise agreed by the Underwriters, the Corporation will use its reasonable best efforts to prevent the issuance of any such cease trading order or suspension order and, if issued, to obtain the withdrawal thereof as soon as possible;

(c)
during the period commencing on the date hereof until the completion of the sale of the Offered Securities, the Corporation will promptly provide to the Lead Underwriter, for review by the Underwriters and the Underwriters’ counsel, prior to the publication, filing or issuance thereof:

(i)
any proposed document, including without limitation, any annual information form, material change report, financial statement, business acquisition report or information circular, which is or may be deemed to be part of the Public Record; or

(ii)	any press release (subject to the Corporation’s obligations under Applicable Securities Laws to make timely disclosure of material information); and

(d)
the Corporation shall promptly comply, to the reasonable satisfaction of the Underwriters and the Underwriters’ counsel, with all applicable filing and other requirements under Applicable Securities Laws with respect to any material change, change, occurrence or event of the nature referred to or contemplated in Section 4(a) or Section 4(b) and the Corporation will prepare and file promptly at the Underwriters’ request, acting reasonably, any amendment to any part of the Public Record and take such other steps, which in the Underwriters’ opinion may be necessary or advisable to comply with Applicable Securities Laws, and the Corporation shall consult with the Underwriters with respect to the form and content of any amendment to any part of the Public Record proposed to be filed by the Corporation and shall provide an opportunity for the prior review and approval thereof by the Underwriters, each acting reasonably, prior to the filing of any such amendment.

Section 5	Corporation’s Other Covenants

The Corporation agrees that:

(a)
the Corporation shall not take any action that would prevent the Corporation and the Underwriters from relying on the exemptions from the registration and/or prospectus requirements of Applicable Securities Laws as contemplated by the Subscription Agreements;

(b)
the Corporation will use the proceeds from the issuance and sale of the Flow- Through Shares to incur Resource Expenses in connection with the Corporation’s gold exploration program on the Black Fox Property;

(c)
if the amount of Resource Expense renounced to Subscribers is reduced, the Corporation shall, to the extent possible, make such reduction pro rata by the number of Flow-Through Shares issued or to be issued pursuant to the Subscription Agreements, provided that the Corporation shall not reduce Resource Expenses renounced under the Subscription Agreements until it has first reduced, to the extent possible, expenditures renounced pursuant to flow- through share agreements (the “Subsequent Agreements”) entered into by the Corporation subsequent to the Subscription Agreements entered into pursuant to this Offering;

(d)
the Corporation shall renounce Resource Expenses with respect to the Subscription Agreements made under this Offering, to the extent possible under the Tax Act, on a pro rata basis by the number of Flow-Through Shares issued or to be issued pursuant thereto prior to or concurrently with renouncing Resource Expenses  pursuant to any Subsequent Agreements;

(e)
where the Corporation renounces Resource Expenses incurred during the Expenditure Period to subscribers of Flow-Through Shares issued pursuant to Subsequent Agreements, it shall, to the extent it is aware at the time of renunciation that it will be unable to renounce all Resource Expenses renounceable under the Subscription Agreements and the Subsequent Agreements, refrain from effecting a renunciation of Resource Expenses under the Subsequent Agreements to the extent such renunciation would impair its ability to effect a renunciation of Resource Expenses pursuant to the Subscription Agreements equal to the Commitment Amount;

(f)	the Corporation will allow the Underwriters and the Underwriters’ counsel to participate fully in the preparation of the Subscription Agreements;

(g)	the Corporation will make available its senior management persons to meet with potential investors if so requested by the Underwriters;

(h)
the Corporation will use its reasonable best efforts to obtain all necessary approvals of the Exchanges for the listing and posting of the Offered Securities and the Compensation Shares for trading on the Exchanges, subject only to the filing of required documents which cannot reasonably be filed until after the Closing Time;

(i)
the Corporation shall use its reasonable best efforts to maintain its (or any successors’) status as a reporting issuer not in default of any Applicable Securities Laws until 120 days after the Closing Date in the Offering Jurisdictions in which it is or in which it becomes a reporting issuer;

(j)
the Corporation will file the Registration Statement in accordance with Section 2 of the Registration Rights Agreement and shall notify the Underwriters of the Registration Statement filing and of the effectiveness (Notice of Effectiveness) issued by the SEC;

(k)
the Corporation will carry on its business in a prudent manner in accordance with industry standards and good business practice and will keep or cause to be kept proper books of accounts in accordance with applicable law;

(l)
the Corporation will not, from the date hereof until that date that is 120 days following the Closing Date, directly or indirectly, issue, sell, or offer to sell, or announce the offering of, or enter into or make any agreement or understanding, or announce the making or entry into of any agreement or understanding, to issue, sell or exchange any equity securities without the prior written consent of the Lead Underwriter, such consent not to be unreasonably withheld, provided that notwithstanding the foregoing the Corporation may issue securities: (i) under existing director or employee stock option, bonus or purchase plans, as described in the Corporation’s most recent information circular, or under director or employee stock options or bonuses granted subsequently in accordance with Applicable Securities Laws; (ii) as a result of the exercise of currently outstanding convertible debentures, share purchase warrants or options or previously scheduled property payments to service providers, (iii) that is required for the acquisition of properties in the ordinary course of business or (iv) that is required for the settlement of claims;

(m)
in the event the Corporation withdraws from the Offering after the date of this Agreement in order to complete an alternative transaction (which transaction is completed within 12 months of the date of this Agreement), the Corporation shall pay to the Underwriters an aggregate fee (which shall be allocated between the Underwriters in accordance with the respective percentages set out herein) equal to the maximum amount of fees otherwise payable under this Agreement; provided, however, that no such fee shall be payable to any Underwriter if (1) such Underwriter provides services in respect of such alternative transaction (and receives customary fees in respect thereof) that are substantially similar to the services provided in respect of the Offering or (2) the failure to complete the Offering is the result of a breach or default by the Underwriters of this Agreement or the Underwriters exercise their right to terminate this Agreement prior to the Closing.  An "alternative transaction" shall include any debt or equity offering or combination thereof in relation to the Corporation.

Section 6	Underwriters’ Covenants

Each of the Underwriters covenants and agrees with the Corporation that it will:

(a)
conduct its activities in connection with the proposed offer and sale of the Offered Securities in compliance with this Agreement and all Applicable Securities Laws and cause a similar covenant to be contained in any agreement entered into with any Selling Dealer Group established in connection with the distribution of the Offered Securities;

(b)
not solicit subscriptions for Offered Securities, trade Offered Securities or otherwise do any act in furtherance of a trade of Offered Securities outside of the Offering Jurisdictions except in any other jurisdiction in compliance with the applicable laws thereof (but in no event in the United States) and provided that the Underwriters may so solicit, trade or act within such jurisdiction only if such solicitation, trade or act is in compliance with Applicable Securities Laws in such jurisdiction and does not (except in respect of the requirement by the Corporation to file the Registration Statement): (i) obligate the Corporation to take any action to qualify or register any of its securities or any trade of any of its securities (including the distribution of the Offered Securities); (ii) obligate the Corporation to establish or maintain any office or director or officer in such jurisdiction; or (iii) subject the Corporation to any reporting or other requirement in such jurisdiction;

(c)
obtain from each Subscriber an executed Subscription Agreement and all applicable undertakings, questionnaires and other forms required under Applicable Securities Laws or requirements of the Exchanges, including for the completion of the Registration Statement to be filed with the SEC, and supplied to the Underwriters by the Corporation for completion in connection with the distribution of the Offered Securities;

(d)
not advertise the proposed offering or sale of the Offered Securities in printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, and not take any actions nor provide or make available to prospective purchasers of Offered Securities any document or material which would constitute or require the Corporation to prepare an offering memorandum as defined under Applicable Securities Laws in the Offering Jurisdictions;

(e)
comply with, and ensure that it and the Selling Dealer Group and its respective directors, officers, employees and affiliates comply with all Applicable Securities Laws and the terms and conditions set forth in this Agreement;

(f)
certifies to the Corporation (and acknowledges that the Corporation is relying thereon) that such Underwriter (i) is, and will remain until the completion of the Offering, appropriately registered under Applicable Securities Laws so as permit it to lawfully fulfill its obligations hereunder, (ii) has good and sufficient right and authority to enter into this Agreement and complete its obligations contemplated under this Agreement on the terms and conditions set out herein, and (iii) is resident or otherwise subject to the securities legislation of the Offering Jurisdictions and can avail itself of the relevant prospectus and registration exemptions available under the Applicable Securities Laws in the Offering Jurisdictions; and

(g)
conduct the Offshore Offering in accordance with Rule 903 of Regulation S and that, accordingly, in connection with the Offshore Offering, neither the Underwriters, any member of the Selling Dealer Group nor any of their respective affiliates or any other person acting on any of their behalf, will make (i) any offer to sell, or any solicitation of an offer to buy, any Offered Securities to any person in the United States, (ii) any sale of Offered Securities to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States, or (iii) any Directed Selling Efforts in the United States with respect to the Offered Securities.

(h)
Conduct the U.S. Offering in accordance with Rule 506 of Regulation D and that, accordingly, in connection with the U.S. Offering, neither the Underwriters, any member of the Selling Dealer Group nor any of their respective affiliates or any other person acting on any of their behalf, will make (i) any offer to sell, or any solicitation of an offer to buy, any Offered Common Shares to any Person that is not an Accredited Investor, or (ii) any form of general solicitation or general advertising, including, but not limited to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

Section 7	Representations and Warranties of the Corporation

The Corporation represents and warrants to the Underwiter and the Subscribers as of the date hereof and as of the Closing Time, and acknowledges and understands that the same are being relied upon by the Underwiter in entering into this Agreement and by the Subscribers in completing the Closing, as follows:

(a)
Good Standing of the Corporation.  The Corporation is a corporation duly continued, validly existing, and in good standing under the laws of the Yukon Territory and has the corporate power and authority to own, lease and operate its properties and to conduct its business as now carried on by it; and to enter into, deliver and perform its obligations under this Agreement, the Subscription Agreements, and the certificates representing the Compensation Options and issue thereof, and any other agreement contemplated hereby (collectively, the “Transaction Documents”), and the Corporation is duly qualified as an extra-provincial corporation to transact business and is in good standing (in respect of the filing of annual returns where required or other information filings under applicable corporations information legislation) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.  The Corporation is, and will at the Closing Time be, in material compliance with the rules of the Exchanges, except as set forth in Public Record

(b)
Good Standing of Subsidiaries.  The Corporation does not have any Subsidiaries other than Minas de Argonautas, S. de R.L. de C.V., Minera Sol de Oro S.A. de C.V., Apollo Gold, Inc., Mine Development Finance, Inc. and Montana Tunnels Mining, Inc.  Each Subsidiary is a corporation duly incorporated, validly existing and in good standing (in respect of the filing of annual returns where required or other information filings under applicable corporations information legislation) under the laws of the jurisdiction of its incorporation and is in good standing (in respect of the filing of annual returns where required or other information filings under applicable corporations information legislation) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except in each case where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.

(c)
Ownership of Subsidiaries.  The Corporation is the direct or indirect legal, beneficial and registered holder of the ownership interest in each of its Subsidiaries, in each case, free and clear of all mortgages, liens, charges, pledges, security interests encumbrances, claims or demands whatsoever (other than pursuant to arrangements disclosed in the Public Record) and no person has any agreement or option or right or privilege (whether pre-emptive or contractual) capable of becoming an agreement for the purchase of all or any part of such securities (other than pursuant to arrangements disclosed in the Public Record), and all such securities have been validly issued and are outstanding as fully paid and non-assessable.  Except with respect to the Subsidiaries, the Corporation is not a partner, co-tenant, joint venturer or otherwise a participant in any material partnership joint venture, co-tenancy or other similarly joint owned business except as disclosed in the Public Record.

(d)
Public Filings.  The Corporation has filed all documents or information required to be filed by it under Applicable Securities Laws.  Each such document or item of information filed by the Corporation under such laws, as of its date, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading at the time at which it was filed with applicable securities regulators in the Offering Jurisdictions.  The Corporation has not filed any confidential material change report with any securities regulatory authority or regulator or the Exchanges that at the date hereof remains confidential.

(e)
Financial Statements.  The Corporation’s Financial Statements:  (i) have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods (except as disclosed in the Financial Statements); (ii) have been reconciled to generally accepted accounting principles in the United States in accordance with and to the full extent required by Applicable Securities Laws, (iii) are, in all material respects, consistent with the books and records of the Corporation; (iv) contain and reflect all material adjustments for the fair presentation of the results of operations and the financial condition of the business of the Corporation for the periods covered thereby; (v) present fairly, in all material respects, the financial position of the Corporation as at the dates thereof and the results of its operations and the changes in its financial position for the periods then ended; (vi) contain and reflect adequate provision or allowance for all reasonably anticipated liabilities, expenses and losses of the Corporation to the extent required under Canadian generally accepted accounting principles to be reflected therein; and (vii) do not omit to state any material fact that is required by generally accepted accounting principles or by applicable law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading, respectively.

(f)
No Material Adverse Effect in Business.  There has not been any Material Adverse Effect in the assets, liabilities or obligations (absolute, contingent or otherwise) of the Corporation from the position set forth in the most recent of the Financial Statements and as set out in the Public Record and there has not been any Material Adverse  Effect in the business, operations, capital, condition (financial or otherwise) or results of operations of the Corporation and the Subsidiaries (taken as a whole) since December 31, 2008, and, since that date, there have been no material facts, transactions, events or occurrences, other than as disclosed in the Public Record, that could reasonably be expected to materially adversely affect the capital, assets, liabilities (absolute, accrued, contingent or otherwise), business, operations or condition (financial or otherwise) or results of operations of the Corporation and the Subsidiaries (taken as a whole) that have not been disclosed in the Public Record.

(g)
Authorization.  Each of the Transaction Documents has been duly authorized, executed and delivered by the Corporation and constitutes a valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.

(h)
Absence of Proceedings.  Other than as disclosed in writing to the Underwriters, or in the Public Record, there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency, governmental instrumentality or body, domestic or foreign, now pending or, to the knowledge of the Corporation, threatened against or affecting the Corporation or any Subsidiary, which is required to be disclosed in the Public Record and which is not so disclosed, or which if determined adversely, would reasonably be expected to result in a Material Adverse Effect, or which if adversely determined, would reasonably be expected to materially and adversely affect the properties or assets of the Corporation or any Subsidiary or which if determined adversely would materially and adversely affect the consummation of the transactions contemplated in this Agreement or the performance by the Corporation of its obligations hereunder, except as disclosed in the Public Record; the aggregate of all pending legal or governmental proceedings to which the Corporation or any Subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Public Record include only ordinary routine litigation incidental to the business, properties and assets of the Corporation and the Subsidiaries and would not reasonably be expected to result in a Material Adverse Effect.

(i)
Authorization and Description of Securities Distributed.  Prior to the Offering, the Offered Securities will be duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Corporation pursuant to the Transaction Documents against payment of the consideration set forth herein, the Offered Securities will be duly created, validly issued and fully paid and non-assessable; the issuance of the Offered Securities is not subject to the pre-emptive rights of any securityholder of the Corporation; and all corporate action required to be taken for the authorization, issuance, sale and delivery of the Offered Securities has or will be validly taken;

(j)	Authorization and Description of Compensation Options. Prior to the Offering,

(i)
the Compensation Options will be duly authorized for issuance and delivery to the Underwriters pursuant to this Agreement and, when issued and delivered by the Corporation pursuant to the Transaction Documents, the Compensation Options will be duly created and validly issued, and the issuance of the Compensation Options is not subject to the pre-emptive rights of any securityholder of the Corporation; and all corporate action required to be taken for the authorization, issuance and delivery of the Compensation Shares issuable upon exercise of the Compensation Options has or will be validly taken; and

(ii)
the Compensation Shares issuable upon the exercise of the Compensation Options will be duly authorized for issuance pursuant to this Agreement and, when issued and delivered by the Corporation pursuant to the Transaction Documents against payment of the consideration set forth herein, the Compensation Shares will be duly created, validly issued and fully paid and non-assessable; the issuance of the Compensation Shares is not subject to the pre-emptive rights of any shareholder of the Corporation; and all corporate action required to be taken for the authorization, issuance, sale and delivery of the Compensation Shares has or will be validly taken;

(k)
Standing Under Securities Laws.  The Corporation is a “reporting issuer” and is not in default in each of the provinces of British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador within the meaning of the Applicable Securities Laws in such provinces, has been a reporting issuer in one of such provinces for at least four months and is not in default in any material respects of any requirement of the Applicable Securities Laws;

(l)	Authorized Capital. As at the date hereof, the authorized capital of the Corporation consists of an unlimited number of Common Shares.

(m)	Issued Shares. As at the close of business on July 14, 2009, <> Common Shares were issued and outstanding as fully paid and non-assessable securities of the Corporation.

(n)
Listing of Common Shares.  The Common Shares are listed and traded on the Exchanges.  The Corporation is a public reporting company or issuer or the equivalent only in the United States and Canada and is not in material default of any requirement of the securities laws of the United States or Canada.  No order ceasing or suspending trading in any securities of the Corporation or the trading of any of the Corporation’s issued securities has been issued and no proceedings for such purpose are, to the knowledge of the Corporation, pending or threatened.

(o)	Transfer Agent and Registrar. CIBC Mellon Trust Company, at its office in the City of Toronto, Ontario, has been duly appointed the transfer agent and registrar for the Common Shares.

(p)	Outstanding Convertible Securities. Except as disclosed in the Public Record, no person, firm or corporation, as of the close of business on July 14, 2009, has any Outstanding Convertible Securities.

(q)
Agreements Affecting Voting or Control.  To the knowledge of the Corporation, except as disclosed in the Public Record, no agreement is in force or effect which in any manner affects the voting or control of any of the securities of the Corporation or any of the Subsidiaries.

(r)	Conduct of Business.

(i)
Except as disclosed in the Public Record, the Corporation is not nor is any Subsidiary a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of the Corporation or any Subsidiary to compete in any line of business, transfer or move any of its assets or operations or which materially adversely affects the business practices, operations or condition of the Corporation.

(ii)
The Corporation and each of the Subsidiaries have all requisite corporate power and authority necessary to, and are qualified to, carry on each of its businesses as now conducted and to own or lease each of its properties and assets in all jurisdictions in which the Corporation and each of the Subsidiaries currently carries on business and/or owns or leases each of its properties and assets.

(iii)
Except as set forth in the Public Record, each of the Corporation and the Subsidiaries are licensed, registered or qualified, as applicable, in the jurisdictions in which it owns, leases or operates its property or carries on business to enable each of its businesses to be carried on as now conducted and to enable the Corporation and each of the Subsidiaries to own, lease and operate its property and assets where the failure to do so would have a Material Adverse Effect, and except as set forth in the Public Record, all such licences, registrations and qualifications are and will as at the Closing Date be valid, subsisting and in good standing except where the failure to be so valid, subsisting and in good standing would not have a Material Adverse Effect.

(iv)
The Corporation or one or more of its Subsidiaries are parties to valid and subsisting agreements, documents or instruments pursuant to which the Corporation or one or more of its Subsidiaries holds interests in the Material Properties.

(s)	Properties, Business and Assets.

(i)
Except as set forth in the Public Record, the Corporation and each Subsidiary has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules and regulations of each jurisdiction in which it carries on business and with all laws, regulations, tariffs, rules, orders and directives material to its operation, including, without limitation, all applicable laws, regulations and statutes relating to mining and/or mining claims, concessions, licenses or leases, and, except as disclosed to the Underwriters and their counsel, the Corporation has not nor has any Subsidiary received any notice of the revocation or cancellation of, or any intention to revoke or cancel, any of the mining claims, concessions, licenses, leases or other instruments conferring mineral rights in respect of the Material Properties.

(ii)
The Corporation and, where applicable, its Subsidiaries, are the legal and beneficial owner of or holds a valid contractual interest in, all assets that are material to the Corporation and its Subsidiaries, taken as a whole, in each case except for liens, encumbrances and defects of title as disclosed in the Public Record or such as would not have a Material Adverse Effect.

(iii)
The Corporation has no responsibility or obligation, nor has any Subsidiary, to pay any material amount of commission, royalty or similar payment to any person with respect to its material property rights relating to the material assets of the Corporation and the Subsidiaries, including, without limitation, the mining claims, concessions, licenses and leases or other instruments conferring the mineral rights comprising the Material Properties, other than as disclosed in the Public Record.

(iv)
Any and all agreements pursuant to which the Corporation and each Subsidiary holds any of its material assets, including but not limited to the Material Properties, are valid and subsisting agreements in full force and effect, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law.  The Corporation is not nor is any Subsidiary in default of any of the material provisions of any such agreements, including, without limitation, failure to fulfill any payment or work obligation thereunder nor, to the knowledge of the Corporation, has any such default been alleged and the Corporation is not aware of any disputes with respect thereto, except as disclosed to the Underwriters and their counsel, and such assets are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licenses, concessions, patented and unpatented claims pursuant to which the Corporation and each Subsidiary derives its interest in its Material Properties are in good standing and there has been no material default under any such leases, licenses, concessions, patented and unpatented claims and all real or other property taxes required to be paid with respect to such assets to the date hereof have been paid.

(t)	Permits, Licenses, etc.

(i)
Except as set forth in the Public Record or as disclosed in writing to the Underwriters, neither the Corporation nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modification of any material certificate, authority, permit or license necessary to conduct the business now owned or operated by it which, if the subject of an unfavourable decision, ruling or finding would have a Material Adverse Effect.

(ii)
In particular, without limiting the generality of the foregoing, except as set forth in the Public Record or as disclosed in writing to the Underwriters, neither the Corporation nor any of the Subsidiaries has received any notice of proceedings relating to the revocation or modifications of any material mining or exploration authorities, permits or licenses, nor have any of them received notice of the revocations or cancellation of, or any intention to revoke or cancel, any mining claims, groups of claims, exploration rights, concessions or leases where such proceedings, revocations, modifications, or cancellations, would have a Material Adverse Effect.

(u)
Auditors.  The auditors who audited the most recent financial statements of the Corporation are independent public accountants as required by Applicable Securities Laws and there has never been any reportable event (within the meaning of National Instrument 51-102 of the Canadian Securities Administrators) with the present or any former auditor of the Corporation.

(v)	Taxes.

(i)
The Corporation and each of the Subsidiaries have filed all federal, provincial, state, local and foreign tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect).

(ii)
The Corporation and each of its Subsidiaries has duly and on a timely basis remitted all taxes (including but not limited to income tax, capital tax, payroll taxes, employer health tax, workers’ compensation payments, property taxes, custom and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, “Taxes”) due and payable by the Corporation and each of its Subsidiaries.  All tax returns, declarations, remittances and filings required to be filed by the Corporation and each of its Subsidiaries have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate in all material respects and no material fact or facts have been omitted therefrom which would make any of them misleading.  The Corporation and each of its Subsidiaries has made adequate provision for Taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any Tax, governmental charge or deficiency by the Corporation or any of its Subsidiaries and to the best of the knowledge, information and belief of the Corporation and each of its Subsidiaries, there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation or any of its Subsidiaries, in respect of Taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to Taxes, governmental charges or assessments asserted by any such authority

(iii)
There are no audits known by the Corporation’s management to be pending of the tax returns of the Corporation or any of the Subsidiaries (whether federal, state, provincial, local or foreign) and there are no outstanding claims which have been or may be asserted relating to any such tax returns other than claims, if any, that the Corporation is disputing in good faith by appropriate proceedings, which audits and claims, if determined adversely, would result in the assertion by any governmental agency of any deficiency that would have a Material Adverse Effect.

(iv)
To the knowledge of the Corporation, no Canadian or foreign taxation authority has asserted or threatened to assert any assessment, claim or liability for taxes due or to become due in connection with any review or examination of the tax returns of the Corporation or any of the Subsidiaries (including, without limitation, any predecessor companies) filed for any year which would have a Material Adverse Effect.

(v)
the Corporation is a “principal-business corporation” as defined in subsection 66(15) of the Tax Act and will continue to be a “principal-business corporation” until all Resource Expenses have been incurred and validly renounced to the Subscribers pursuant to the Tax Act;

(vi)
except as a result of any agreement or arrangement respecting the Flow-Through Shares to which the Corporation is not a party and of which it has no knowledge, upon issuance pursuant to the provisions of the Subscription Agreements, the Flow-Through Shares will be “flow-through shares” as defined in subsection 66(15) of the Tax Act and will not be “prescribed shares” for the purpose of section 6202.1 of the Regulations to the Tax Act;

(vii)
The Corporation has no reason to believe that it will be unable to: (i) incur, on or after the Closing Date and on or before the Termination Date, or (ii) renounce to the Subscriber effective on or before December 31, 2009, Resource Expenses in an aggregate amount equal to the Commitment Amount, and the Corporation has no reason to expect any reduction of such amount by virtue of subsection 66(12.73) of the Tax Act.

(viii)
The Corporation hereby agrees to incur Resource Expenses in an amount equal to the Commitment Amount on or before the Termination Date in accordance with the Subscription Agreements and agrees to renounce to the Subscriber, on or before March 31, 2010 with an effective date no later than December 31, 2009, pursuant to subsections 66(12.6) and in respect of Resource Expenses incurred by the Corporation in 2010, pursuant to subsections 66(12.6) and 66(12.66) of the Tax Act, Resource Expenses incurred or to be incurred in an amount equal to the Commitment Amount.

(ix)
The Corporation shall deliver to each Subscriber, on or before March 31, 2010, the relevant Prescribed Forms, fully completed and executed, renouncing to such Subscriber, Resource Expenses in an amount equal to the number of Flow-Through Shares purchased by such Subscriber multiplied by the Purchase Price with an effective date of no later than December 31, 2009, such delivery constituting the authorization of the Corporation to the Subscriber to file such Prescribed Forms with the relevant taxation authorities.

(x)	The Resource Expenses to be renounced by the Corporation to the Subscriber:

A.	will constitute CEE on the effective date of the renunciation;

B.
will not include expenses that are “Canadian exploration and development overhead expenses” (as defined in the regulations to the Tax Act for purposes of paragraph 66(12.6)(b) of the Tax Act) of the Corporation, the amount of any assistance described in paragraph 66(12.6)(a) of the Tax Act, amounts which constitute specified expenses for seismic data described in paragraph 66(12.6)(b.1) of the Tax Act or any expenses for prepaid services or rent that do not qualify as outlays and expenses for the period as described in the definition of “expense” in subsection 66(15) of the Tax Act;

C.	will not include any amount that has previously been renounced by the Corporation to the Subscriber or to any other Person;

D.	would be deductible by the Corporation in computing its income for the purposes of Part I of the Tax Act but for the renunciation to the Subscriber; and

E.	will not be subject to any reduction under subsection 66(12.73) of the Tax Act.

(xi)	The Corporation shall not reduce the amount renounced to the Subscribers pursuant to subsection 66(12.6) of the Tax Act.

(xii)
The Corporation shall not be subject to the provisions of subsection 66(12.67) of the Tax Act in a manner which impairs its ability to renounce Resource Expenses to the Subscribers in an amount equal to the Commitment Amount.

(xiii)
The Corporation acknowledges that it is not now entitled to receive any assistance, as defined in the Tax Act, in respect of the Resource Expenses. If the Corporation receives, or becomes entitled to receive, any government assistance which is described in paragraph (a) of the definition of “excluded obligation” in subsection 6202.1(5) of the regulations made under the Tax Act and the receipt of or entitlement to receive such government assistance has or will have the effect of reducing the amount of CEE validly renounced to the Subscribers hereunder to less than the aggregate of the Commitment Amount, the Corporation will incur additional Resource Expenses on or before the time it renounces the Resource Expenses to the Subscribers pursuant to their Subscription Agreement in an amount sufficient to allow it to renounce to the Subscribers, the Commitment Amount.

(xiv)	The Corporation shall use the net proceeds from the sale of the Flow-Through Shares to fund the exploration expenditures at the Black Fox Property.

(xv)
The Corporation shall file with the CRA within the time prescribed by subsection 66(12.68) of the Tax Act and the applicable provisions of the Quebec Tax Act: (i) the forms prescribed for the purposes of such legislation, together with a copy of the Subscription Agreement or any "selling instrument" contemplated by such legislation and shall forthwith following such filings provide to the Subscribers a copy of such forms; and (ii) the form prescribed for purposes of subsection 66(12.7) of the Tax Act on or before the last day of the first month after each month in which any renunciation is made pursuant to the terms of the Subscription Agreement.

(xvi)
The Corporation will keep proper books, records and accounts in respect of all Resource Expenses and all transactions and events affecting the Commitment Amount, the Resource Expenses and the amounts renounced to the Subscribers, and upon reasonable notice, will, on a timely basis, make such books, records, accounts and any other relevant documents available for inspection and audit by or on behalf of the Subscribers.

(xvii)
Neither the Corporation nor any corporation “associated” (as such term is defined in the Tax Act) with the Corporation is a party to any other agreement for the issuance of Flow-Through Shares for which the required expenditures have not been incurred.

(xviii)
The Corporation has not and will not enter into transactions or take deductions which would otherwise reduce its cumulative CEE to an extent which would preclude a renunciation of Resource Expenses hereunder in an amount equal to the Commitment Amount on or before December 31, 2009.

(xix)	The Corporation shall perform and carry out all acts and things to be completed by it as provided in the Subscription Agreements.

(xx)
The Corporation will file with the CRA, before March 31 of the year following a particular year, any return required to be filed under Part XII.6 of the Tax Act in respect of the particular year, and will pay any tax or other amount owing in respect of that return on a timely basis.

(xxi)
If the Corporation amalgamates with any one or more companies, any shares issued to or held by the Subscribers as a replacement for the Flow-Through Shares as a result of such amalgamation will qualify, by virtue of subsection 87(4.4) of the Tax Act, as Flow-Through Shares and in particular will not be “prescribed shares” as defined in section 6202.1 of the regulations to the Tax Act.

(xxii)
As at the date hereof, the Corporation has not issued any flow-through Common Shares subsequent to December 31, 2008 and has not renounced any Resource Expenses with an effective date subsequent to December 31, 2008.

(w)
Material Agreements.  Neither the Corporation, any of the Subsidiaries nor, to the knowledge of the Corporation, any other person is in material default in the observance or performance of any term or obligation to be performed by it under any Material Agreement and, to the knowledge of the Corporation, no event has occurred which with notice or lapse of time or both would constitute such a default, in any such case which default or event would have a Material Adverse Effect.

(x)
No Brokerage or Finder’s Fee.  Except for the Underwriters, there is no person acting or purporting to act at the request of the Corporation, who is entitled to any brokerage or finder’s fee in connection with the Offering and, in the event any person acting or purporting to act for the Corporation establishes a claim for any such fee from the purchasers of the Offered Securities, the Corporation covenants to indemnify and hold harmless the Underwriters with respect thereto and with respect to all costs incurred in the defence thereof.

(y)
Corporate Records.  The minute books and records of the Corporation and each of the Subsidiaries contain copies of all significant or material proceedings (or certified copies thereof) of the shareholders, the boards of directors and all committees of the boards of directors of the Corporation and the Subsidiaries from their respective dates of incorporation or formation.  There have been no other meetings, resolutions or proceedings of the shareholders, boards of directors or any committees of the boards of directors of the Corporation or any of the Subsidiaries not reflected in such minute books and other records, other than those which have been disclosed to the Underwriters or which are not material to the Corporation or the Subsidiaries.

(z)
Dividends.  Save and except for the restrictions contained in the Project Loan Facility, there is not in the articles of the Corporation, nor in any agreement, mortgage, note, debenture, indenture or other instrument or document to which the Corporation is a party, any restriction upon or impediment to the declaration of dividends by the directors of the Corporation or the payment of dividends by the Corporation to the holders of Common Shares.  During the previous 12 months, the Corporation has not, directly or indirectly, declared or paid any dividend or declared or made any other distribution on any of its securities of any class, or, directly or indirectly, redeemed, purchased or otherwise acquired any of its Common Shares or other securities or agreed to do any of the foregoing.

(aa)	Leased and Owned Premises.

(i)
With respect to each of the Leased Premises, the Corporation or the Subsidiaries, as applicable, occupies the Leased Premises and has the right to occupy and use the Leased Premises and each of the leases pursuant to which the Corporation or the Subsidiaries occupies the Leased Premises is in good standing and in full force and effect, except where the failure to be in good standing or in full force and effect would not have a Material Adverse Effect.  The completion of the transactions described herein by the Corporation will not afford any of the parties to such leases or any other person the right to terminate such lease or result in any additional or more onerous obligations under such leases.

(ii)
Any real property (and the buildings constructed thereon) in which the Corporation and each Subsidiary has an ownership interest (the “Real Property”) and the operations thereon are, to the best of the Corporation’s knowledge, in substantial compliance with all material applicable Environmental Laws.  None of such Real Property or operations is subject to any judicial or administrative proceeding alleging the violation of any Environmental Laws or is subject to any investigation concerning whether any remedial action is needed to respond to a release of any Hazardous Material into the environment.

(bb)
Labour Disruptions.  Other than as set forth in the Public Record, there has not been in the last two (2) years and there is not currently any labour disruption or conflict which did have or would have a Material Adverse Effect on the carrying on of the Corporation’s or the Subsidiaries’ business.  The Corporation’s employment contracts with all senior employees are in good standing and in full force and effect.  No current or former director, officer, shareholder, employee or independent contractor of the Corporation or any person not dealing at arm’s length within the meaning of the Tax Act with any such person is indebted to the Corporation or any Subsidiary, other than reimbursement of expenses in the ordinary course of business.

(cc)	Debt Instruments. Other than as disclosed in the Public Record and/or the Financial Statements, the Corporation and each of the Subsidiaries are not parties to, bound by or subject to:

(i)	any material Debt Instrument; or

(ii)	any agreement, contract or commitment to create, assume or issue any material Debt Instrument.

(dd)	Environmental Matters.

(i)
Neither the Corporation nor any Subsidiary has filed any notice under any federal, provincial, state or municipal law indicating past or present treatment, storage or disposal of a Hazardous Material other than in compliance with applicable law.  To the best of the Corporation’s knowledge, except in compliance with applicable Environmental Laws, none of the Real Property or Leased Premises has at any time been used by the Corporation or any Subsidiary as a waste storage or waste disposal site or to operate a waste management business. To the best of the Corporation’s knowledge, the Corporation has no contingent liability nor has any Subsidiary any contingent liability of which the Corporation has knowledge, in connection with any release of any Hazardous Material on or into the environment from any of the Real Property or Leased Premises and operations thereon, except for customary reclamation obligations of the Corporation or its Subsidiaries required under applicable Environmental Laws.  Neither the Corporation nor any Subsidiary generates, transports, treats, stores or disposes of any Hazardous Material on any of the Real Property or Leased Premises in contravention of Environmental Laws.  To the best of the Corporation’s knowledge, no underground storage tanks or surface impoundments containing a petroleum product or Hazardous Material are located on any of the Real Property or Leased Premises in contravention of applicable Environmental Laws.

(ii)
Other than as disclosed in the Public Record, without limiting the generality of subparagraph (dd) of this Section 7, the Corporation and, to the best of the Corporation’s knowledge, each of the Subsidiaries:

A.	has operated the Real Property and the Leased Premises; and

B.	has received, handled, used, stored, treated, shipped and disposed of all Hazardous Materials,

in material compliance with all applicable Environmental Laws.

(iii)
There are no orders, rulings or directives issued, pending or, to the knowledge of the Corporation, threatened against the Corporation or any of the Subsidiaries under or pursuant to any Environmental Laws requiring any work, repairs, construction or capital expenditures with respect to the property or assets of the Corporation or any of the Subsidiaries (including the Real Property and the Leased Premises) which would have a Material Adverse Effect, except for customary reclamation obligations of the Corporation and its Subsidiaries required under applicable Environmental Laws.

(iv)
No notice with respect to any of the matters referred to in this paragraph (dd), including any alleged violations by the Corporation or any of the Subsidiaries with respect thereto has been received by the Corporation or any of the Subsidiaries and no writ, injunction, order or judgment is outstanding, and no legal proceeding under or pursuant to any Environmental Laws or relating to the ownership, use, maintenance or operation of the property and assets of the Corporation or any of the Subsidiaries (including the Real Property and the Leased Premises) is in progress, pending or to the knowledge of the Corporation threatened, which would have a Material Adverse Effect.  To the knowledge of the Corporation, there are no grounds on which any such legal proceeding might be commenced with any reasonable likelihood of success, which if successful, would have a Material Adverse Effect.

(ee)
Absence of Defaults and Conflicts.  Neither the Corporation nor any of the Subsidiaries is in violation of its articles or other constating instrument or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease, license or other agreement or instrument to which the Corporation or any of the Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Corporation or any Subsidiary is subject (collectively, “Agreements and Instruments”), except where such default, breach or conflict would not reasonably be expected to have a Material Adverse Effect.  The execution, delivery and performance of each of the Transaction Documents (including the authorization, issuance, sale and delivery of the Offered Securities and compliance by the Corporation with its obligations hereunder), have been duly authorized by all necessary corporate action, and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Corporation or any Subsidiary pursuant to the Agreements and Instruments, nor will such action result in articles or by-laws of the Corporation or any Subsidiary or any existing applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Corporation or any Subsidiary or any of their assets, properties or operations except for such  liens, charges, encumbrances, violations or conflicts that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ff)
Unlawful Payment.  Neither the Corporation nor any of the Subsidiaries nor, to the knowledge of the Corporation, any employee or agent of the Corporation or any Subsidiary, has made any unlawful contribution or other payment to any official of, or candidate for, any federal, state, provincial or foreign office, or failed to disclose fully any contribution, in violation of any law, or made any payment to any foreign or Canadian or state governmental officer or official, or other person charged with similar public or quasi-public duties, other than payments required or permitted by applicable law.

(gg)
Accounting Controls.  Except as disclosed in the Public Record, the Corporation and each of the Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in Canada and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(hh)
Market Manipulation.  Neither the Corporation nor, to the best of the Corporation’s knowledge, any of the Corporation’s officers, directors or affiliates has taken, nor at the Closing Date will have taken, directly or indirectly, any action which has constituted, or might reasonably be expected to constitute, the stabilization or manipulation of the price of sale or resale of the Offered Securities.

Section 8	Conditions

The obligation of the Underwriters hereunder shall be conditional upon the Underwriters receiving at the Closing Time:

(a)
a favourable legal opinion of the Corporation’s Canadian counsel (addressed to the Underwriters and the Underwriters’ counsel), in form and substance satisfactory to the Underwriters, acting reasonably, relating to the offering, issuance and sale of the Offered Securities and as to all other legal matters, including compliance with Applicable Securities Laws of the Offering Jurisdictions, in any way connected with the offering, issuance, sale and delivery of the Offered Securities as the Underwriters may reasonably request;

(b)
a favourable legal opinion of the Corporation’s Canadian counsel (addressed to the Underwriters and the Underwriters’ counsel), in form and substance satisfactory to the Underwriters, acting reasonably, relating to the title of the Corporation in the Black Fox Property, including the Black Fox Mill Complex and the related infrastructure and property;

(c)
a favourable legal opinion of the Corporation’s U.S. counsel (addressed to the Underwriters), in form and substance satisfactory to the Underwriters, acting reasonably, relating to compliance of the offer and sale of the Offered Securities with the exemptions from registration of the Offering under United States federal securities laws;

(d)
a certificate of the Corporation dated the Closing Date, addressed to the Underwriters and the Subscribers and signed on the Corporation’s behalf by two senior officers of the Corporation satisfactory to the Underwriters, acting reasonably, certifying that:

(i)
the Corporation has complied with and satisfied all terms and conditions of this Agreement on its part to be complied with or satisfied at or prior to the Closing Time, other than those which have been waived in writing by the Underwriters;

(ii)
no event of a nature referred to in Section 15(a), (b) or (d) has occurred since the date of this Agreement or to the knowledge of such officers is pending, contemplated or threatened (excluding in the case of Sections 15(b) and (d) any requirement of the Underwriters to make a determination as to whether or not any event or change has, in the Underwriters’ opinion, had or could have the effect specified therein);

(iii)
the Corporation has made and/or obtained, on or prior to the Closing Time, all necessary filings, approvals, consents and acceptances under Applicable Securities Laws, and under any applicable agreement or document to which the Corporation is a party or by which it is bound, required for the execution and delivery of this Agreement, the Subscription Agreements, the offering and sale of the Offered Securities  in the Offering Jurisdictions and the consummation of the other transactions contemplated hereby (subject to completion of filings with certain regulatory authorities following the Closing Date);

(iv)	there have been no material changes to the due diligence responses provided in connection with the due diligence session held on July 14, 2009; and

(v)	such other matters as may be reasonably requested by the Underwriters or the Underwriters’ counsel;

and the Underwriters shall have no knowledge to the contrary; and

(e)
evidence satisfactory to the Underwriters that the Corporation has obtained all necessary approvals of the Exchanges for the issuance of the Offered Securities and the Compensation Shares and the listing of the Offered Securities and the Compensation Shares subject only to the filing of any documents and payment of applicable fees which may be required by the Exchanges.

The foregoing conditions are for the sole benefit of the Underwriters and may be waived in whole or in part by the Underwriters at any time and, without limitation, the Underwriters shall have the right, on behalf of potential subscribers, to withdraw all Subscription Agreements delivered and not previously withdrawn or rescinded by such persons. If any of the foregoing conditions are not met, the Underwriters may terminate its obligations under this Agreement without prejudice to any other remedies it may have.

Section 9	Closing

The issue and sale of the Offered Securities shall be completed at the Closing Time at the offices of the Corporation’s counsel in Toronto, Ontario or at such other place as the Corporation and the Underwriters may agree. Subject to the conditions set forth in Section 8, the Lead Underwriter, on behalf of the Underwriters, on the Closing Date, shall deliver to the Corporation:

(a)
all completed Subscription Agreements (including any applicable documents specifically referred to in the Subscription Agreements, including the Registration Rights Agreements), in form and substance reasonably satisfactory to the Underwriters and the Underwriters’ counsel; and

(b)	originally executed copies of all forms required under Applicable Securities Laws or by the Exchanges from each of the Subscribers; and

(c)
a certified cheque payable to the Corporation or to such other party as the Corporation may direct in an amount equal to the aggregate of all subscriptions for Offered Securities delivered to and accepted by the Corporation net of the fee payable to the Underwriters pursuant to Section 10 hereof and the expenses of the Underwriters and the Underwriters’ legal counsel pursuant to Section 11 hereof against delivery by the Corporation to the Lead Underwriter, on behalf of the Underwriters, of:

(a)
definitive certificates representing, in the aggregate, all of the Offered Securities subscribed for or purchased registered in such name or names as the Lead Underwriter, on behalf of the Underwriters, shall notify the Corporation in writing of not less than 24 hours prior to the Closing Time provided such certificates registered in such names may, subject to receipt by the Corporation of a satisfactory indemnity, be delivered in advance of the Closing Date to the Underwriters or such other parties in such locations as the Underwriters may direct and the Underwriters and the Corporation may agree upon;

(b)
certificates representing the Compensation Options registered in such name or names as the Lead Underwriter, on behalf of the Underwriters, shall notify the Corporation in writing of not less than 24 hours prior to the Closing Time;

(c)
a direction authorizing the Lead Underwriter, on behalf of the Underwriters, to retain from the gross proceeds of the sale of the Offered Securities an amount equal to the fee payable to the Underwriters pursuant to Section 10 hereof and the expenses of the Underwriters and the Underwriters’ legal counsel in pursuant to Section 11 hereof; and

(d)	such further documentation as may be contemplated by this Agreement or that may reasonably be requested by Underwriters’ counsel.

The Corporation may not reject any properly completed Subscription Agreement which is in compliance with Applicable Securities Laws, unless the number of Offered Securities subscribed for or purchased pursuant to all Subscription Agreements tendered by the Underwriters exceeds the maximum number of Offered Securities to be sold under this Agreement, in which case Subscription Agreements representing the excess shall, in consultation with the Underwriters, be rejected or unless the acceptance of such Subscription Agreement may breach or violate any Applicable Securities Laws or any exemption from registration contained in any Applicable Securities Laws.

Section 10	Fees

In consideration for its services hereunder, the Corporation agrees to pay to the Underwriters a fee equal to 6.5% of the gross proceeds from the sale of the Offered Securities.

In addition, the Corporation agrees to issue to the Underwriters an aggregate number of compensation options (the “Compensation Options”) that is equal to 6% of the aggregate number of Offered Securities sold pursuant to the Offering, each Compensation Option being exercisable at a price of $0.45 for a period of 24 months from the Closing Date to acquire one Common Share.  The Compensation Options shall be allocated between the Underwriters in accordance with the percentages set forth herein and the instructions provided by the Lead Underwriter.

Section 11	Expenses

Whether or not the transactions contemplated herein shall be completed, all costs and expenses of or incidental to the creation, issue, sale or distribution of the Offered Securities shall be borne by the Corporation, including, without limitation, all costs and expenses of or incidental to the private placement of the Offered Securities, the fees and expenses of the Corporation’s counsel, agent counsel retained by the Corporation’s counsel, the Corporation’s auditors, the Corporation’s engineers, the reasonable out-of-pocket expenses of the Underwriters, including, but not limited to, travel and road show expenses, and the Underwriters’ reasonable legal fees and expenses and all other reasonable costs and expenses relating to the transactions contemplated herein. All fees and expenses incurred by the Underwriters which are reimbursable hereunder shall be payable by the Corporation immediately upon receiving an invoice therefor from the Underwriters and in any event, not later than the Closing Date.

The foregoing expenses may, at sole option of the Underwriters, be deducted from the aggregate gross proceeds of the sale of the Offered Securities and withheld for the account of the Underwriters.

Section 12	Waiver

The Underwriters may, in respect of the Corporation, waive in whole or in part any breach of, default under or non-compliance with any representation, warranty, covenant, term or condition hereof, or extend the time for compliance therewith, without prejudice to any of its rights in respect of any other representation, warranty, covenant, term or condition hereof or any other breach of, default under or non-compliance with any other representation, warranty, covenant, term or condition hereof, provided that any such waiver or extension shall be binding on the Underwriters only if the same is in writing.

Section 13	Liability of the Underwriters

(i)
The obligation of the Underwriters to purchase the Offered Shares in connection with the Offering at the Closing Time on the Closing Date shall be several, and not joint, nor joint and several, and shall be as to the following percentages of the Offered Shares to be purchased at any such time:

Haywood Securities Inc.	82.5%
Blackmont Capital Inc.	17.5%

(ii)
If one of the Underwriters fails to purchase its applicable percentages of the aggregate amount of the Offered Shares at the Closing Time, the other Underwriters shall have the right, but shall not be obligated, to purchase, all but not less than all, of the applicable Offered Shares which would otherwise have been purchased by the Underwriter that failed to purchase. If, with respect to the Offered Shares, any non-defaulting Underwriter elects not to exercise such right so as to assume the entire obligation of the defaulting Underwriter (the Offered Shares in respect of which the defaulting Underwriter(s) fail to purchase and the non-defaulting Underwriters do not elect to purchase being hereinafter called the “Default Securities”), then the Corporation shall have the right to either (i) proceed with the sale of the Offered Shares (less the Default Securities) to the non-defaulting Underwriters, or (ii) terminate its obligations hereunder without liability to the non-defaulting Underwriters except under Section 15, Section 16, Section 19 and Section 21. Nothing in this paragraph shall oblige the Corporation to sell to any of the Underwriters less than all of the Offered Shares or shall relieve any of the Underwriters in default hereunder from liability to the Corporation.

Section 14	Action by Underwriters

All steps which must or may be taken by the Underwriters in connection with this Underwriting Agreement, with the exception of the matters relating to termination contemplated by Section 15 hereof, may be taken by the Lead Underwriter on behalf of themselves and the Underwriters, and the execution of this Underwriting Agreement by the Corporation shall constitute the Corporation's authority for accepting notification of any such steps from, and for delivering the definitive documents constituting the Offered Securities to, or to the order of, the Lead Underwriter.

Section 15	Termination Events

The Underwriters, or any of them, shall be entitled, at their option, to terminate and cancel their obligations hereunder, without any liability on the Underwriters’ part, by written notice to the Corporation, in the event that after the date hereof and at or prior to the Closing Time:

(a)
any order to cease or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of the Offered Securities is made, or proceedings are announced, commenced or threatened for the making of any such order, by any securities commission or similar regulatory authority, either Exchange or by any other competent authority, and the same has not been rescinded, revoked or withdrawn;

(b)
any inquiry, investigation (whether formal or informal) or other proceeding in relation to the Corporation or any of its directors or senior officers is announced or commenced by any securities commission or similar regulatory authority, either Exchange or by any other competent authority, or any order is issued under or pursuant to any statute of Canada or of any of the provinces of Canada, or any other applicable law or regulatory authority (unless based on the activities or alleged activities of the Underwriters or their respective agent), or there is any change of law, regulation or policy or the interpretation or administration thereof which, in the sole opinion of the Underwriters, acting reasonably, materially adversely affects, or may materially adversely affect, the market price or value or the marketability of the Offered Securities or the trading in the Common Shares or the distribution of the Offered Securities;

(c)
there should develop, occur or come into effect or existence any event, action, state, condition (including, without limitation, terrorism or accident) or major financial occurrence of national or international consequence, or any action by government, law or regulation, enquiry or any other occurrence of any nature whatsoever which in the sole opinion of the Underwriters, acting reasonably, materially adversely affects, or involves, or may materially adversely affect or involve, the financial markets or the business, operations or affairs of the Corporation and its Subsidiaries on a consolidated basis;

(d)
there should occur or be discovered any change, event, fact or circumstance (actual, contemplated or threatened) of the nature referred to in Section 4(a) hereof or any development that could result in such a change, event, fact or circumstance, any of which, in the opinion of the Underwriters, as determined by the Underwriters in their sole discretion, acting reasonably, could reasonably be expected to have a material adverse effect on the business, operations or affairs of the Corporation or the market price or value or the marketability of the Offered Securities;

(e)
the Underwriters, acting reasonably, determine that the Corporation shall be in breach of, default under or non-compliance with any material representation, warranty, covenant, term or condition of this Agreement or the Subscription Agreements;

(f)
the Underwriters have become aware, as a result of their due diligence review or otherwise, of any adverse material fact or change (determined solely by the Underwriters, acting reasonably) with respect to the Corporation which had not been publicly disclosed or disclosed in writing to the Underwriters prior to the date hereof or which occurred after the effective date hereof but prior to the Closing Time; or

(g)
there is announced any change or proposed change in the income tax laws of Canada or the interpretation or administration thereof and such change, which in the opinion of the Underwriters, acting reasonably, could be expected to have a significant adverse effect on the market price or value or the marketability of the Offered Securities or any other securities of the Corporation;

in any of such cases, the Underwriters shall be entitled, at their option, to terminate and cancel their obligations to the Corporation under this Agreement and the obligations of any Subscriber under any Subscription Agreement.

Section 16	Termination Right

The Underwriters may exercise any or all of the rights provided for in Section 8, Section 12 or Section 15 notwithstanding any material change, change, event or state of facts. The Underwriters shall only be considered to have waived or be estopped from exercising or relying upon any of their rights under or pursuant to Section 8, Section 12 or Section 15 if such waiver or estoppel is in writing and specifically waives or estops such exercise or reliance.

Section 17	Exercise of Termination Right

Any termination pursuant to the terms of this Agreement shall be effected by notice in writing delivered to the Corporation, provided that no termination shall discharge or otherwise affect any obligation of the Corporation under Section 11, Section 18, Section 19, Section 20 or Section 21. The rights of the Underwriters to terminate obligations hereunder are in addition to, and without prejudice to, any other remedies it may have.

Section 18	Survival

All representations, warranties, covenants, indemnities, terms and conditions herein or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive the Offering of the Offered Securities by the Underwriters and shall continue in full force and effect for the benefit of the Underwriters and the Subscribers regardless of any subsequent disposition of the Offered Securities or any investigation by or on behalf of the Underwriters with respect thereto.

Section 19	Indemnity

The Corporation shall indemnify and save each of the Indemnified Persons harmless against and from all liabilities, claims, demands, losses (other than losses of profit), costs, damages and expenses to which any of the Indemnified Persons may be subject or which any of the Indemnified Persons may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of:

(a)
any information or statement contained in any part of the Public Record (other than any information or statement relating solely to one or more of the Underwriters and furnished to the Corporation by the Underwriters expressly for inclusion in any part of the Public Record) or contained in this Agreement or any certificate or other document delivered by or on behalf of the Corporation to the Underwriters hereunder which is or is alleged to be untrue or any omission or alleged omission to provide any material information or state any material fact the omission of which makes or is alleged to make any such information or statement untrue or misleading in light of the circumstances in which it was made;

(b)
any misrepresentation or alleged misrepresentation (except a misrepresentation which is based upon information relating solely to the Underwriters and furnished to the Corporation by the Underwriters expressly for inclusion in any part of the Public Record) contained in any part of the Public Record;

(c)
other than as contemplated by the Registration Rights Agreement, any prohibition or restriction of trading in the securities of the Corporation or any prohibition or restriction affecting the distribution of the Offered Securities (not based upon the activities or the alleged activities of any of the Underwriters or the Selling Dealer Group members, if any) imposed by any of the Securities Commissions or any other competent authority;

(d)
any order made or any inquiry, investigation (whether formal or informal) or other proceeding commenced or threatened by any of the Securities Commissions or any other one or more competent authorities (not based upon the activities or the alleged activities of any of the Underwriters or the Selling Dealer Group members, if any) into the affairs of the Corporation or any of its directors, officers or principal shareholders or relating to or affecting the trading or distribution of the Offered Securities;

(e)
any breach of, default under or non-compliance by the Corporation with any representation, warranty, term or condition of this Agreement, the Subscription Agreements, or delivered pursuant thereto or any requirement of Applicable Securities Laws; or

(f)	any misrepresentation contained in the due diligence responses (taken as a whole),

provided that in the event and to the extent that a court of competent jurisdiction in the final judgement from which no appeal can be made or a regulatory authority in a final ruling from which no appeal can be made shall determine that any matter in respect of which indemnity may be sought hereunder resulted solely from the gross negligence, fraud or wilful misconduct of an Indemnified Person, this indemnity shall not apply.

The Corporation hereby waives its right to recover contribution from the Underwriters with respect to any liability of the Corporation by reason of or arising out of any misrepresentation in any part of the Public Record; provided, however, that such waiver shall not apply in respect of liability caused or incurred by reason of or arising out of: (i) any misrepresentation which is based upon information relating solely to the Underwriters contained in such document and furnished to the Corporation by the Underwriters expressly for inclusion in such document; or (ii) any failure by the Underwriters to provide to prospective purchasers of Offered Securities any document which the Corporation is required to provide to such prospective purchasers and which the Corporation has provided to the Underwriters on a timely basis to forward to such prospective purchasers.

The Corporation agrees that in case any legal proceedings or investigation shall be brought against or initiated against the Corporation by any governmental commission, regulatory authority, exchange, court or other authority and an Indemnified Person or other representative of the Underwriters shall be required to testify or respond to procedures designed to discover information regarding, in connection with or relating to the performance of professional services rendered to the Corporation by the Underwriters, the Corporation shall pay the Underwriters the reasonable costs (including an amount to reimburse the Underwriters for the time spent by their respective personnel in connection therewith on a per diem basis and out of pocket expenses) in connection therewith unless such proceedings or investigations shall be brought or initiated as a result of any negligence, fraud or similar actions or inactions of the Underwriters, or any of their respective affiliates or any member of the Selling Dealer Group.

Section 20	Notice of Indemnity Claim

If any claim contemplated by Section 19 shall be asserted against any of the Indemnified Persons in respect of which indemnification is or might reasonably be considered to be provided for in such section, such Indemnified Person shall notify the Corporation as soon as possible of the nature of such claim and the Corporation shall be entitled (but not required) to assume the defence of any suit brought to enforce such claim; provided, however, that the defence shall be through legal counsel selected by the Corporation and acceptable to the Indemnified Person acting reasonably and that no admission of liability or settlement may be made by the Corporation or the Indemnified Person without the prior written consent of the other, such consent not to be unreasonably withheld. The Indemnified Person shall have the right to retain its own counsel in any proceeding relating to a claim contemplated by Section 19 if:

(a)
the Indemnified Person has been advised in writing by counsel that there may be a material legal defence available to the Indemnified Person which is different from or additional to a defence available to the Corporation or that a conflict of interest exists or reasonably may exist which makes representation by counsel chosen by the Corporation not advisable (in which case the Corporation shall not have the right to assume the defence of such proceedings on the Indemnified Person’s behalf);

(b)	the Corporation shall not have undertaken the defence of such proceedings and employed counsel within ten days after notice of commencement of such proceedings; or

(c)	the employment of such counsel has been authorized by the Corporation in connection with the defence of such proceeding;

and, in any such event, the reasonable fees and expenses of such Indemnified Person’s counsel shall be paid by the Corporation; it being understood, however, that the Corporation shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to any local counsel) for all Indemnified Persons unless the Indemnified Persons are required to be represented by separate legal counsel.

It is the intention of the Corporation to constitute the Underwriters as trustee for the Indemnified Persons for the purposes of Section 19, Section 20 and Section 21 and the Underwriters agree to accept such trust and to hold and enforce such covenants on behalf of such persons. The indemnity obligations of the Corporation pursuant to this Section 20 shall be in addition to any liability which the Corporation may otherwise have, shall extend upon the same terms and conditions to those of the Indemnified Persons who are not signatories hereto and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Corporation and the Indemnified Persons. The provisions of this Section 20 shall survive the completion of the Offering or any termination of the Offering.

Section 21	Right of Contribution

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is due in accordance with its terms but is (in whole or in part), for any reason, held by a court to be unavailable from the Corporation on grounds of policy or otherwise, each of the Corporation and the party or parties seeking indemnification shall contribute to the aggregate liabilities, claims, demands, losses (other than losses of profit), costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof) to which they may be subject or which they may suffer or incur:

(a)
in such proportion as is appropriate to reflect the relative benefit received by the Corporation on the one hand and by the Underwriters on the other hand from the offering of the Offered Securities; or

(b)
if the allocation provided by Section 21(a) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 21(a) but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statement, omission, misrepresentation or alleged misrepresentation, order, inquiry, investigation or other matter or thing which resulted in such liabilities, claims, demands, losses, costs, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Corporation, on the one hand, and the Underwriters, on the other hand, shall be deemed to be in the same proportion that the total proceeds of the offering received by the Corporation (net of fees but before deducting expenses) bear to the amount payable to the Underwriters under Section 10.

The amount paid or payable by an Indemnified Person as a result of liabilities, claims, demands, losses (other than losses of profit), costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof) referred to above shall, without limitation, include any reasonable legal or other expenses reasonably incurred by the Indemnified Person in connection with investigating or defending such liabilities, claims, demands, losses, costs, damages and expenses (or claims, actions, suits or proceedings in respect thereof), whether or not resulting in any action, suit, proceeding or claim.

The Corporation agrees that it would not be just and equitable if contributions pursuant to this Agreement were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding sections. The rights to contribution provided in this Section 21 shall be in addition to, and without prejudice to, any other right to contribution which the Underwriters may have.

Notwithstanding the foregoing, a person found guilty of fraud or fraudulent misrepresentation by a court of competent jurisdiction shall not be entitled to contribution from the other party to the extent that the fraud or fraudulent misrepresentation caused or contributed to the damages in respect of which contribution is being sought.

Any liability of the Underwriters under this Section 21 shall be limited to the amount payable to the Underwriters pursuant to Section 10.

The contribution obligations of the Corporation pursuant to this Section 21 shall be in addition to any liability which the Corporation may otherwise have, shall extend upon the same terms and conditions to those of the Indemnified Persons who are not signatories hereto and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Corporation and the Indemnified Persons. The provisions of this Section 21 shall survive the completion of the Offering or any termination of the Offering.

Section 22	Notices

Any notice or other communication required or permitted to be given hereunder shall, in the case of notice to be given to the Corporation, be addressed to:

Apollo Gold Corporation
5655 S. Yosemite Street, Suite 200
Greenwood Village, Colorado
U.S.A.

Attention:	R. David Russell

Telecopy No.:	720-482-0957

with a copy to:

Fogler, Rubinoff LLP
95 Wellington Street West
Suite 1200, Toronto-Dominion Centre
Toronto Ontario
M5J 2Z9

Attention:	G. Michael Hobart

Telecopy No.:	416-941-8852

and, in the case of notice to be given to the Underwriters, be addressed to:

Haywood Securities Inc.
Brookfield Place, 181 Bay Street
Suite 2910, Box 808
Toronto, Ontario
M5J 2T3

Attention:	Greg McKenzie

Telecopy No.:	(416) 507-2350

with a copy to:

Fraser Milner Casgrain LLP
100 King Street West
Suite 4100, First Canadian Place
Toronto, Ontario
M5X 1B2

Attention:	Sander A.J.R. Grieve

Telecopy No.:	(416) 863-4592

or to such other address as the party may designate by notice given to the others. Each communication shall be personally delivered to the addressee or sent by facsimile transmission to the addressee, and:

(a)
a communication which is personally delivered shall, if delivered before 4:30 p.m. (local time in the place of delivery) on a business day, be deemed to be given and received on that day and, in any other case be deemed to be given and received on the first business day following the day on which it is delivered; and

(b)
a communication which is sent by facsimile transmission shall, if sent on a business day before 4:30 p.m. (local time in the place of receipt), be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first business day following the day on which it is sent.

Section 23	Trust

It is the intention of the Corporation to constitute the Underwriters as trustee for the Subscribers in respect of the benefit of the representations, warranties and covenants of the Corporation set forth in this Agreement.

Section 24	Acknowledgement and Consent

The Corporation: (i) acknowledges and agrees that the Underwriters each have certain statutory obligations as registrants under the Applicable Securities Laws and each have fiduciary relationships with their respective clients; and (ii) consents to the Underwriters acting hereunder while continuing to act for their respective clients. To the extent that the Underwriters’ statutory obligations as registrants under Applicable Securities Laws or fiduciary relationships with their respective clients conflicts with their obligations hereunder, the Underwriters shall be entitled to fulfill their respective statutory obligations as registrants under Applicable Securities Laws and their duties to their respective clients. Nothing in this Agreement shall be interpreted to prevent the Underwriters from fulfilling their respective statutory obligations as registrants under Applicable Securities Laws or to act as fiduciary of their respective clients.

Section 25	Severance

If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 26	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

Section 27	Time of the Essence

Time shall be of the essence of this Agreement.

Section 28	Entire Agreement

It is understood that the terms and conditions of this Agreement supersede any previous verbal or written agreement between the Underwriters and the Corporation with respect to the issuance of securities by the Corporation and including, without limitation, the agreement constituted by the acceptance of the letter dated June 26, 2009 from Haywood Securities Inc. to the Corporation.

Section 29	Counterpart Execution

This Agreement may be executed in one or more counterparts, each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

* * * * *

If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and by returning the same to Haywood Securities Inc.

HAYWOOD SECURITIES INC.

By:	/s/ Greg McKenzie
Greg McKenzie
Director, Investment Banking

BLACKMONT CAPITAL INC.

By:	/s/ Rick Vernon
Rick Vernon
Managing Director, Investment Banking

ACCEPTED AND AGREED to effective as of the 15th day of July, 2009.

APOLLO GOLD CORPORATION

By:	/s/ R. David Russell
Authorized Signing Officer